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                                                                      EXHIBIT 21


                           LIST OF SUBSIDIARIES OF
                       COMDATA HOLDINGS CORPORATION AND
                            COMDATA NETWORK, INC.



- -   Subsidiaries of Comdata Holdings Corporation

             Comdata Network, Inc.


- -   Subsidiaries of Comdata Network, Inc.

             CDN Holdings, Inc.
             CDN Services, Inc.
             Cashcall Systems Inc.
             Cash Control Corporation
             Cashex, Inc.
             Comchek Permit Services, Inc.
             Comdata Network, Inc. of California
             Fundsnet, Inc.
             Permicom Permits Services Inc.
             Saunders, Inc.
             Stats CAVR Inc.
             Transceiver Services, Inc.